Exhibit 99.3

FORM OF PROXY CARD

EMPIRE BANCORP, INC.

1707 Veterans Highway

Islandia, New York 11749

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

I hereby appoint Douglas C. Manditch and John D. Caffrey, Jr., or any of them, with full power of substitution, to be my attorneys and proxies at the special meeting of shareholders of Empire Bancorp, Inc. to be held on              , 2020, at     :00 p.m., local time, at 1707 Veterans Highway, Islandia, New York, and to represent and vote, as designated below, all of the shares of common stock held of record by me as of the record date for the meeting, granting unto such attorneys and proxies, and to either of them and to their substitutes full power and authority to act for and in my name at the meeting and all adjournments thereof, if any, as follows:

1.

AMENDMENT PROPOSAL. To consider and vote on a proposal to adopt and approve Amendment No. 2, dated as of August 14, 2020, to the Agreement and Plan of Merger, dated as of October 24, 2019, by and among Empire Bancorp, Inc., Flushing Financial Corporation and Lighthouse Acquisition Co., Inc., as amended by Amendment No. 1 dated December 6, 2019 (“Merger Agreement,” and collectively with Amendment No. 2, the “Amended Merger Agreement”), and the transactions contemplated by the Amended Merger Agreement, on the terms and subject to the conditions contained therein.

☐	FOR	☐	AGAINST	☐	ABSTAIN

2.

ADJOURNMENT PROPOSAL. To consider and vote on a proposal to adjourn the special meeting to a later date or dates, if necessary or appropriate, including to permit further solicitation of proxies in favor of the merger proposal if there are not sufficient votes to approve it or for any other legally permissible purpose.

☐	FOR	☐	AGAINST	☐	ABSTAIN

If properly executed and returned to Empire Bancorp, Inc., this proxy will be voted in the manner directed herein. If no direction is made, this proxy will be voted “FOR” each of the proposals described above. I hereby revoke any and all proxies with respect to such shares previously given by me and acknowledge receipt of the notice of special meeting of shareholders and the proxy statement of the board of directors relating to the meeting.

[Instructions: Please sign your name exactly as it appears on your stock certificate. When signing in a representative capacity, please include title and authority.]

PLEASE COMPLETE, EXECUTE AND RETURN THE PROXY PROMPTLY.

DATE: , 2020

Signature	Additional signature, if necessary

Print Name	Print Name

(If signing in representative capacity, print title)